Exhibit 107

CALCULATION OF REGISTRATION FEE

FORM S-8

(Form Type)

Quaker Chemical Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $1.00 par value	Rule 457(c) and Rule 457(h)	75,000	(2)	$203.11	$15,233,250	0.00011020	$1,678.70
Total Offering Amount:					$203.11	$15,233,250	0.00011020	$1,678.70
Total Fee Offsets:					--	--	--	$0
Net Fee Due:					--	--	--	$1,678.70

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such additional shares and associated stock purchase rights as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration.

(2)	Represents 75,000 shares of the Registrant’s common stock that are authorized for issuance under the Quaker Houghton 2023 Director Stock Ownership Plan.

(3)	Estimated pursuant to Rule 457(c) and (h) solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices of shares of Common Stock on May 23, 2023, as reported on the New York Stock Exchange.